The Tax-Exempt Bond Fund of America
January 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$146,237
Class B	$25
Class C	$5,848
Class F-1	$7,401
Class F-2	$47,446
Class F-3*	$-
Total	$206,957
Class R-6	$6,859
Total	$6,859
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2006
Class B	$0.1544
Class C	$0.1486
Class F-1	$0.1924
Class F-2	$0.2088
Class F-3	$0.0048
Class R-6	$0.2165
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	727,470
Class B	91
Class C	38,465
Class F-1	37,513
Class F-2	238,598
Class F-3	1
Total	1,042,138
Class R-6	33,984
Total	33,984
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$12.75
Class B	$12.75
Class C	$12.75
Class F-1	$12.75
Class F-2	$12.75
Class F-3	$12.75
Class R-6	$12.75
*Amounts less than one thousand